Exhibit 99.1
COMMERCIAL METALS COMPANY REPORTS INCOME OF $36.2 MILLION
OR $0.31 PER SHARE FOR THE THIRD QUARTER
     Irving, TX — June 21, 2011 — Commercial Metals Company (NYSE: CMC) today reported net income of $36.2 million or $0.31 per diluted share on net sales of $2.1 billion for the quarter ended May 31, 2011. This compares with a net loss of $8.8 million or $0.08 per diluted share on net sales of $1.8 billion for the third quarter last year. This year’s third quarter included after-tax LIFO expense of $3.9 million or $0.03 per diluted share compared with expense of $22 million or $0.20 per diluted share in last year’s third quarter.
     Net loss for the nine months ended May 31, 2011 was $9.3 million or $0.08 per diluted share on net sales of $5.7 billion. For the same period last year, the Company had a net loss of $213.3 million or $1.88 per diluted share on net sales of $4.5 billion. For the nine months ended May 31, 2011, after-tax LIFO expense was $43.8 million or $0.38 per diluted share compared with expense of $16 million or $0.14 per diluted share last year.
     Cash and short-term investments totaled $244 million as of May 31, 2011. There were no outstanding borrowings against the $400 million revolving credit line. Coverage ratio tests on our unused revolver and public debt were met.
General Conditions
     CMC Chairman and Chief Executive Officer Murray R. McClean said, “The economic improvements anticipated in last quarter’s outlook manifested itself in a turnaround from both the third quarter of last year and the second quarter of this year. Four of our five operating segments achieved profitability, and the remaining segment reduced its losses year over year. Our backlogs continue to grow at higher pricing. With falling scrap prices at quarter end, LIFO expense netted to a relatively modest number for the quarter. Improved operating performance gave us the confidence to move forward with an important regional acquisition of G.A.M. Steel Pty. Ltd., a leading distributor and processor of long products and plate based in Melbourne, Australia. This operation enhances our existing steel service capabilities in Australia.”
     President and Chief Operating Officer Joe Alvarado commented on the operational highlights for the quarter. “An increase in demand plus a seasonal pick up supported higher finished goods pricing and better margins for the Americas Mills segment. Prices stabilized within a range as we moved through the quarter, reducing margin pressure on the Americas Fabrication segment as evidenced by the reduction in losses quarter over quarter. On the international front, stronger than expected GDP growth in Poland of 4.4% for the first quarter of calendar 2011 resulted in higher operating rates, improved margins and improved profitability. Our technical teams continue to make progress in process improvements and cost reductions at CMC Sisak in Croatia, but the market for line pipe remains challenging.”
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(CMC Third Quarter Fiscal 2011 — Page 2)
Americas Recycling
     The Americas Recycling segment had an adjusted operating profit of $13.2 million (net of pre-tax LIFO expense of $2.6 million). The adjusted operating profit in the third quarter of last year was $14.2 million (net of pre-tax LIFO expense of $4.6 million). Ferrous scrap pricing was stable during the quarter, but higher than last year’s quarter on consistent domestic mill demand; export demand fell due to instability in the Middle East. Ferrous volumes were level with the prior year’s quarter as flooding in the Midwest constrained flow. Nonferrous margins increased on both price and volume improvements. The average ferrous scrap sales price for the third quarter was $354 per ton, a 16% increase over the prior year third quarter. Average nonferrous scrap pricing was $3,413 per ton, up 18% from the prior year. Shipments of ferrous scrap totaled 557 thousand tons compared to 562 thousand tons for the same period last year. Nonferrous scrap shipments totaled 67 thousand tons, 10% higher than last year’s quarter. The segment exported 6% of its ferrous scrap tonnage and 36% of its nonferrous scrap tonnage during the quarter.
Americas Mills
     Finished goods pricing outpaced ferrous scrap price, resulting in expanded metal margins in the third quarter of this year compared to both the second quarter of this year and the third quarter of last year. Mill conversion costs per ton were lower versus the prior year on higher operating rates. Shipment volumes were the highest of any quarter in the last three years, driven by seasonal pickups and continued strength in certain regional markets.
     The steel mills had an adjusted operating profit of $67.6 million compared to an adjusted operating profit of $12.8 million in the same quarter last year. The quarter had pre-tax LIFO income of $6.1 million compared to pre-tax LIFO expense of $21.7 million in last year’s third quarter. The metal margin for the quarter was $320 per ton, up from the second quarter’s margin of $289 per ton and last year’s third quarter of $280 per ton. The price of ferrous scrap consumed at the mills during the quarter increased $57 per ton compared to last year’s quarter, and average selling prices increased $97 per ton. Sales volumes were 637 thousand tons as compared to 606 thousand tons in the second quarter and 588 thousand tons in the prior year third quarter.
Americas Fabrication
     Mill prices to the downstream fabricating units stabilized during the quarter, allowing margins to recover modestly. As a result, amounts accrued for potential contract losses were released. Backlogs continued to grow in both tonnage and pricing. The overall market remains weak for fabricated steel with credit availability, state and federal funding capacity, and unemployment trends affecting the launch of new projects. The segment reported an adjusted operating loss of $14.7 million compared to last year’s third quarter adjusted operating loss of $24.5 million. The current quarter recorded pre-tax LIFO expense of $3.4 million compared to last year’s third quarter which had a pre-tax LIFO expense of $22.2 million. The composite average fabricating selling price was $839 per ton, 9% above last year’s third quarter price.
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(CMC Third Quarter Fiscal 2011 — Page 3)
International Mills
     The Polish economy grew at a GDP rate of 4.4% in the first quarter of calendar 2011. With very good domestic construction demand and a strong German merchant market, CMC Zawiercie (CMCZ) achieved its fifth consecutive quarterly adjusted operating profit. CMCZ had adjusted operating income of $22.6 million compared to income of $1.1 million in the third quarter of last year. Shipments totaled 425 thousand tons compared to 363 thousand tons in the prior year’s third quarter. The average selling price increased 30% to PLN 1,913 per ton compared to PLN 1,477 per ton for the same period last year on the strength of a better economy and an upgraded product line. The average metal margin per ton increased significantly to PLN 756 from PLN 481 in last year’s third quarter. Significant operational improvements at CMC Sisak resulted in an adjusted operating loss of $7.2 million compared to the prior year’s loss of $12.0 million and to the second quarter’s loss of $11.3 million.
International Marketing and Distribution
     The International Marketing and Distribution segment remained profitable in the third quarter, as it has for each of the last eight quarters. The segment achieved adjusted operating profit of $17.0 million compared to adjusted operating profit of $30.9 million in last year’s third quarter. The raw materials marketing operations led the segment in profitability. The domestic steel import business continued its turnaround with another good quarter. Australian results improved from the second quarter, which was affected by a cyclone and severe flooding; however, the Australian market remains soft. Our steel import operation is on LIFO; for the quarter it had pre-tax LIFO expense of $3.9 million compared to pre-tax LIFO income of $7.9 million in last year’s third quarter.
Outlook for Fourth Quarter
     McClean concluded, “The fourth quarter is normally a seasonally slower period and we would expect a similar trend in this quarter. While we expect it to be a profitable quarter, due to seasonality it will not be as strong as the third quarter. We remain focused on improving operational efficiency and translating the improvements to the bottom line.”
Conference Call
     CMC invites you to listen to a live broadcast of its third quarter 2011 conference call today, Tuesday, June 21, 2011, at 11:00 a.m. ET. The call will be hosted by Murray McClean, Chairman and CEO; Joe Alvarado, President and COO; and Barbara Smith, Senior Vice President and CFO, and can be accessed via our website at www.cmc.com or at www.streetevents.com. In the event you are unable to listen to the live broadcast, the call will be archived and available for replay within two hours of the webcast. Financial and statistical information presented in the broadcast can be found on CMC’s website under “Investor Relations.”
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(CMC Third Quarter Fiscal 2011 — Page 4)
     Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic international markets.
Forward-Looking Statements
     This news release contains forward-looking statements regarding the outlook for the Company’s financial results including net earnings (loss), operating profit (loss), economic conditions, credit availability, product pricing and demand, currency valuation, production rates, interest rates, inventory levels, margins, acquisitions, construction and operation of new facilities and general market conditions. These forward-looking statements generally can be identified by phrases such as we, the company or its management “expects,” “anticipates,” “believes,” “estimates,” “intends,” “plans to,” “ought,” “could,” “will,” “should,” “likely,” “appears,” “projects,” “forecasts,” “outlook,” or other similar words or phrases. There are inherent risks and uncertainties in any forward-looking statements. Variances will occur and some could be materially different from our current opinion.
     Developments that could impact the Company’s expectations include the following: absence of global economic recovery or possible recession relapse; solvency of financial institutions and their ability or willingness to lend; success or failure of governmental efforts to stimulate the economy, including restoring credit availability and confidence in a recovery; continued sovereign debt problems within the euro zone and other foreign zones; customer non-compliance with contracts; construction activity or lack thereof; decisions by governments affecting the level of steel imports, including tariffs and duties; claims litigation and settlements; difficulties or delays in the execution of construction contracts resulting in cost overruns or contract disputes; unsuccessful or delayed implementation of new technology; metals pricing over which the Company exerts little influence; increased capacity and product availability from competing steel minimills and other steel suppliers, including import quantities and pricing; execution of cost minimization strategies; ability to retain key executives; court decisions and regulatory rulings; industry consolidation or changes in production capacity or utilization; global factors, including political and military uncertainties; currency fluctuations; interest rate changes; availability and pricing of raw material including scrap metal and energy, insurance and supply prices; passage of new, or interpretation of existing, environmental laws and regulations; severe weather, especially in Poland; and the pace of overall economic activity, particularly in China.
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(CMC Third Quarter Fiscal 2011 — Page 5)

	Three months ended		Nine months ended
(Short Tons in Thousands)	5/31/11	5/31/10	5/31/11	5/31/10
Americas Steel Mill Rebar Shipments	312	335	913	814
Americas Steel Mill Structural and Other Shipments	325	253	902	793
CMCZ Shipments	425	363	1,095	1,000

Total Mill Tons Shipped	1,062	951	2,910	2,607

Americas Steel Mill Average FOB Selling Price (Total Sales)	$705	$608	$658	$550
Americas Steel Mill Average Cost Ferrous Scrap Utilized	$385	$328	$357	$293
Americas Steel Mill Metal Margin	$320	$280	$301	$257
Americas Steel Mill Average Ferrous Scrap Purchase Price	$342	$302	$321	$258
CMCZ Mill Average FOB Selling Price (Total Sales)	$687	$493	$623	$448
CMCZ Mill Average Cost Ferrous Scrap Utilized	$416	$332	$381	$297
CMCZ Mill Metal Margin	$271	$161	$242	$151
CMCZ Mill Average Ferrous Scrap Purchase Price	$341	$285	$315	$250

Americas Fabrication Rebar Shipments	217	230	607	591
Americas Fabrication Structural and Post Shipments	47	51	120	116

Total Americas Fabrication Tons Shipped	264	281	727	707

Americas Fabrication Average Selling Price (Excluding Stock and Buyout Sales)	$839	$768	$798	$764

Americas Recycling Tons Shipped	624	623	1,755	1,584
BUSINESS SEGMENTS
(in thousands)

	Three months ended		Nine months ended
	5/31/11	5/31/10	5/31/11	5/31/10
Net Sales
Americas Recycling	$479,776	$398,071	$1,306,133	$954,208
Americas Mills	546,015	432,198	1,459,333	1,073,556
Americas Fabrication	328,450	326,089	868,173	820,850
International Mills	344,164	215,690	798,315	532,220
International Marketing and Distribution	646,427	641,093	1,915,008	1,743,390
Corporate and Eliminations	(268,268)	(247,987)	(696,152)	(634,369)

Total Net Sales	$2,076,564	$1,765,154	$5,650,810	$4,489,855

Adjusted Operating Profit (Loss):
Americas Recycling	$13,194	$14,240	$32,251	$6,196
Americas Mills	71,050	14,544	116,138	(3,335)
Americas Fabrication	(14,737)	(24,452)	(86,311)	(90,685)
International Mills	15,456	(10,885)	412	(84,373)
International Marketing and Distribution	16,978	30,941	53,588	62,158
Corporate and Eliminations	(30,592)	(11,872)	(57,592)	(40,075)
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CMC Third Quarter Fiscal 2011 — Page 6)
COMMERCIAL METALS COMPANY
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands except share and per share data)

	Three months ended		Nine months ended
	5/31/11	5/31/10	5/31/11	5/31/10

Net Sales	$2,076,564	$1,765,154	$5,650,810	$4,489,855

Costs and Expenses:
Cost of Goods Sold	1,861,125	1,645,250	5,205,197	4,253,574
Selling, General and Administrative Expenses	145,597	108,509	390,772	389,182
Interest Expense	18,254	18,184	54,857	57,871

	2,024,976	1,771,943	5,650,826	4,700,627

Earnings (Loss) from Continuing Operations Before Taxes	51,588	(6,789)	(16)	(210,772)
Income Taxes (Benefit)	14,493	3,952	8,688	(36,101)

Earnings (Loss) from Continuing Operations	37,095	(10,741)	(8,704)	(174,671)

Earnings (Loss) from Discontinued Operations Before Taxes	(1,429)	4,001	(782)	(62,513)
Income Taxes (Benefit)	(554)	1,723	(303)	(24,117)

Earnings (Loss) from Discontinued Operations	(875)	2,278	(479)	(38,396)

Net Earnings (Loss)	36,220	(8,463)	(9,183)	(213,067)
Less Net Earnings Attributable to Noncontrolling Interests	55	363	163	278

Net Earnings (Loss) Attributable to CMC	$36,165	$(8,826)	$(9,346)	$(213,345)

Basic Earnings (Loss) per Share Attributable to CMC
Earnings (Loss) from Continuing Operations	$0.32	$(0.10)	$(0.08)	$(1.54)
Earnings (Loss) from Discontinued Operations	$(0.01)	$0.02	$—	$(0.34)

Net Earnings (Loss)	$0.31	$(0.08)	$(0.08)	$(1.88)

Diluted Earnings (Loss) per Share Attributable to CMC
Earnings (Loss) from Continuing Operations	$0.32	$(0.10)	$(0.08)	$(1.54)
Earnings (Loss) from Discontinued Operations	$(0.01)	$0.02	$—	$(0.34)

Net Earnings (Loss)	$0.31	$(0.08)	$(0.08)	$(1.88)

Cash Dividends per Share	$0.12	$0.12	$0.36	$0.36

Average Basic Shares Outstanding	115,403,374	114,067,149	114,819,792	113,279,301
Average Diluted Shares Outstanding	116,360,755	114,067,149	114,819,792	113,279,301
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(CMC Third Quarter Fiscal 2011 — Page 7)
COMMERCIAL METALS COMPANY
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

	May 31,	August 31,
	2011	2010

Assets:
Current Assets:
Cash and cash equivalents	$243,562	$399,313
Accounts receivable, net	936,223	824,339
Inventories	889,464	674,680
Other	230,479	276,874

Total Current Assets	2,299,728	2,175,206

Net Property, Plant and Equipment	1,205,136	1,232,268

Goodwill	72,603	71,580

Other Assets	177,591	227,099

	$3,755,058	$3,706,153

Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts payable — trade	$519,643	$504,388
Accounts payable — documentary letters of credit	171,892	226,633
Accrued expenses and other payables	376,812	324,897
Commercial Paper	—	10,000
Notes payable	8,372	6,453
Current maturities of long-term debt	38,246	30,588

Total Current Liabilities	1,114,965	1,102,959

Deferred Income Taxes	43,688	43,668
Other Long-Term Liabilities	118,378	108,870
Long-Term Debt	1,165,482	1,197,282

Stockholders’ Equity Attributable to CMC	1,312,325	1,250,736
Stockholders’ Equity Attributable to Noncontrolling Interests	220	2,638

	$3,755,058	$3,706,153

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(CMC Third Quarter Fiscal 2011 — Page 8)
COMMERCIAL METALS COMPANY
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Nine months ended
	5/31/11	5/31/10
Cash Flows From (Used by) Operating Activities:
Net loss	$(9,183)	$(213,067)
Adjustments to reconcile net earnings (loss) to cash from (used by) operating activities:
Depreciation and amortization	120,810	128,393
Recoveries on receivables, net	(2,922)	(1,831)
Share-based compensation	9,240	5,590
Deferred income taxes	1,357	(72,304)
Tax benefits from stock plans	(2,367)	(3,204)
Gain on sale of assets and other	(1,569)	(529)
Write-down of inventory	7,593	44,680
Asset impairment	—	32,613

Changes in Operating Assets and Liabilities, Net of Acquisitions:
Increase in accounts receivable	(141,636)	(107,275)
Accounts receivable sold, net	49,890	29,322
Increase in inventories	(202,995)	(41,880)
Decrease in other assets	60,100	13,851
Increase in accounts payable, accrued expenses, other payables and income taxes	59,172	209,441
Increase (decrease) in other long-term liabilities	8,444	(6,305)

Net Cash Flows From (Used by) Operating Activities	(44,066)	17,495

Cash Flows From (Used by) Investing Activities:
Capital expenditures	(51,539)	(109,464)
Proceeds from the sale of property, plant and equipment	52,253	5,287
Proceeds from the sale of equity method investments	4,224	—
Acquisitions, net of cash acquired	—	(2,448)
Increase in deposit for letters of credit	(3,258)	(27,238)

Net Cash Flows From (Used By) Investing Activities	1,680	(133,863)

Cash Flows From (Used by) Financing Activities:
Decrease in documentary letters of credit	(54,741)	(32,884)
Short-term borrowings, net change	(8,253)	61,317
Repayments on long-term debt	(23,473)	(19,914)
Proceeds from issuance of long-term debt	1,463	22,437
Stock issued under incentive and purchase plans	10,062	10,355
Cash dividends	(41,313)	(40,773)
Purchase of non-controlling interests	(3,980)	—
Tax benefits from stock plans	2,367	3,204

Net Cash Flows From (Used By) Financing Activities	(117,868)	3,742

Effect of Exchange Rate Changes on Cash	4,503	(3,347)

Decrease in Cash and Cash Equivalents	(155,751)	(115,973)
Cash and Cash Equivalents at Beginning of Year	399,313	405,603

Cash and Cash Equivalents at End of Period	$243,562	$289,630

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(CMC Third Quarter Fiscal 2011 — Page 9)
COMMERCIAL METALS COMPANY
Non-GAAP Financial Measures (Unaudited)
(dollars in thousands)
This press release uses financial statement measures not derived in accordance with generally accepted accounting principles (GAAP). Reconciliations to the most comparable GAAP measures are provided below.
Adjusted EBITDA:
Earnings before interest expense, income taxes, depreciation and amortization, and impairment charges.
Adjusted EBITDA is a non-GAAP liquidity measure. It excludes Commercial Metals Company’s largest recurring non-cash charge, depreciation and amortization, including impairment charges. As a measure of cash flow before interest expense, it is one guideline used to assess the Company’s ability to pay its current debt obligations as they mature and a tool to calculate possible future levels of leverage capacity. Adjusted EBITDA to interest is a covenant test in certain of the Company’s note agreements.

	Three Months	Nine Months
	Ended	Ended
	5/31/11	5/31/11
Net earnings (loss) attributable to CMC	$36,165	$(9,346)
Interest expense	18,254	54,857
Income taxes	13,939	8,385
Depreciation and impairment charges	39,179	120,810

Adjusted EBITDA	$107,537	$174,706

Adjusted EBITDA to interest coverage for the quarter ended May 31, 2011:
     $107,537 / 18,254 = 5.9
Total Capitalization:
Total capitalization is the sum of long-term debt, deferred income taxes, and stockholders’ equity. The ratio of debt to total capitalization is a measure of current debt leverage. The following reconciles total capitalization at May 31, 2011 to the nearest GAAP measure, stockholders’ equity:

Stockholders’ equity attributable to CMC	$1,312,325
Long-term debt	1,165,482
Deferred income taxes	43,688

Total capitalization	$2,521,495
Other Financial Information
Long-term debt to cap ratio as of May 31, 2011:
Debt divided by capitalization
     $1,165,482 / 2,521,495 = 46.2%
Total debt to cap plus short-term debt plus notes payable ratio as of May 31, 2011:
     (1,165,482 + 38,246 + 8,372) / (2,521,495 + 38,246 + 8,372) = 47.2%
Current ratio as of May 31, 2011:
Current assets divided by current liabilities
     $2,299,728 / 1,114,965 = 2.1
-(END)-

Contact:	Debbie Okle
Director, Public Relations
214.689.4354